UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2014 (April 15, 2014)

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-187094	20-5856795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On April 15, 2014, xG Technology, Inc., a Delaware Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC and Feltl and Company (the “Underwriters”), pursuant to which the Company agreed to sell, and the Underwriters agreed to purchase for resale to the public (the “Offering”), subject to the terms and conditions expressed therein, an aggregate of 5,265,000 shares of common stock, par value $0.00001 per share (the “Shares”), at a price to the public of $1.90 per share, for an aggregate of approximately $10,000,000 in gross proceeds before underwriting discounts, commissions and offering expenses.  In addition, the Company granted the Underwriters a 45-day option to purchase up to an additional 789,750 Shares to cover over-allotments, if any.

The Company expects the Offering to close on or about April 22, 2014, subject to the satisfaction of customary closing conditions.  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to reimburse the Underwriters for payments that the Underwriters may be required to make because of such liabilities.

The Company conducted the Offering pursuant to a Registration Statement on Form S-1 (File No. 333-194810), which was declared effective by the Securities and Exchange Commission on April 15, 2014.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is incorporated by reference hereto and was filed as Exhibit 1.1 to the Company’s Amendment No. 2 to the Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission on April 14, 2014.

Item 8.01. Other Events.

On April 16, 2014, the Company issued a press release announcing the pricing of the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(d)	Exhibits:

99.1 Press Release of xG Technology, Inc., dated April 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2014	xG TECHONOLOGY, INC.

	By:	/s/ John C. Coleman
Name: John C. Coleman
Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of xG Technology, Inc., dated April 16, 2014.